Exhibit 99

Form 3 Joint Filer Information

Additional Reporting Person:	Novartis Pharma AG
Address:	Lichstrasse 35 CH-4058, Basel Switzerland
Designated Filer:	Novartis AG
Issuer and Ticker Symbol:	Momenta Pharmaceuticals, Inc. [MNTA]
Date of Event
Requirement Statement:	July 25, 2006

Novartis Pharma AG
by	/s/ Dr. Urs Baerlocher	08/04/2006
	Name: Dr. Urs Baerlocher Title: Head General Affairs	Date